EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Williams Partners L.P. for the registration of common units representing limited partner interests and debt securities and to the incorporation by reference therein of our report dated February 23, 2009, except as it pertains to the retrospective adjustment of earnings per unit discussed in Note 3, as to which the date is October 28, 2009, with respect to the consolidated financial statements of Williams Partners L.P., and our report dated February 23, 2009, except as it pertains to the matter discussed in the second paragraph of Basis of Presentation set forth in Note 3, as to which the date is October 28, 2009, with respect to the consolidated balance sheet of Williams Partners GP LLC, included in the Current Report (Form 8-K) of Williams Partners L.P. dated October 28, 2009, filed with the Securities and Exchange Commission, and our report dated February 23, 2009, with respect to the effectiveness of internal control over financial reporting of Williams Partners L.P., included in the Annual Report (Form 10-K) of Williams Partners L.P. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
October 28, 2009